As filed with the Securities and Exchange Commission February 1, 2022

Registration No. 333-255929

Registration No. 333-226687

Registration No. 333-199426

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-255929

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-226687

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-199426

UNDER

THE SECURITIES ACT OF 1933

GREAT WESTERN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1308512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 South Main Avenue

Sioux Falls, South Dakota 57104

(605) 334-2548

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan
Great Western Bancorp, Inc. 2014 Non-Employee Director Plan

____________________________________

(Full title of the Plans)

Marcy D. Mutch

Executive Vice President and Chief Financial Officer

First Interstate BancSystem, Inc
as successor by merger to Great Western Bancorp, Inc.

401 North 31st Street

Billings, MT 59116-0918

(Name and address of agent for service)

(406) 255-5390

(Telephone number, including area code, of agent for service)

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by Great Western Bancorp, Inc. (the “Registrant” or “Great Western”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of Great Western common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•	Registration Statement on Form S-8, File No. 333-255929, filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2021, registering 1,340,000 Shares issuable in connection with the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan and Great Western Bancorp, Inc. 2014 Non-Employee Director Plan;

•	Registration Statement on Form S-8, File No. 333-226687, filed with the Commission on August 8, 2018, registering 600,000 Shares issuable in connection with the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan and Great Western Bancorp, Inc. 2014 Non-Employee Director Plan; and

•	Registration Statement on Form S-8, File No. 333-199426, filed with the Commission on October 16, 2014, registering 897,222 Shares issuable in connection with the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan and Great Western Bancorp, Inc. 2014 Non-Employee Director Plan.

On September 15, 2021, the Registrant entered into an Agreement and Plan of Merger, dated as of September 15, 2021, by and between the Registrant and First Interstate BancSystem, Inc. (“First Interstate”), pursuant to which, on February 1, 2022, the Registrant merged with and into First Interstate, with First Interstate continuing as the surviving entity (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on February 1, 2022.

FIRST INTERSTATE BANCSYSTEM, INC. As successor by merger to Great Western Bancorp, Inc.

By:	/s/ Kevin P. Riley
Name:	Kevin P. Riley
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.